Exhibit 8.1

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104

July 15, 2026

Sono Group S.à r.l.
4965 Trinidad Drive

Land O’ Lakes, Florida 34639

United States of America

Re:	Sono Group N.V. – Registration Statement on Form S-4 of Sono Group S.à r.l.

To the Boards of Directors:

We have acted as counsel to Sono Group N.V., a public company with limited liability incorporated under the laws of the Netherlands, and registered with the Dutch trade register under number 80683568 (“Sono Netherlands”), will merge with and into Sono Group S.à r.l., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg and a wholly owned subsidiary of Sono Netherlands (to be further transformed into a public limited company under the corporate name of Sono Group S.A. prior to the effective time of the Merger) (“Sono Luxembourg”), which will thereafter change its jurisdiction of incorporation from the Grand Duchy of Luxembourg to the State of Delaware, upon which Sono Luxembourg will continue as an entity under the name “Sono Group, Inc.” (hereinafter referred to as “Sono Delaware”) pursuant to a single integrated transaction such that Sono Delaware will be a mere change of place of organization of Sono Netherlands (the “Redomiciliation Transaction”). This opinion is being delivered in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Sono Luxembourg with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise indicated, each capitalized term not defined herein has the meaning ascribed to it in the Registration Statement.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) Merger Agreement, (ii) the Plan of Domestication, (iii) the Registration Statement, (iv) documentation provided as part of the diligence performed on the Company, and (v) such other documents as we deem necessary or appropriate in order to enable us to render this opinion (collectively, the “Transaction Documents”). In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Merger and the Plan of Domestication will be effected in accordance with the terms of the Merger and the Plan of Domestication and that no amendment or waiver of material terms will occur, (ii) the information set forth in the Registration Statement, the Merger Agreement, the Plan of Domestication, and documents provided as part of the diligence process is true, complete and correct and will remain true, complete and correct at all times up to and including the Redomiciliation Effective Time, (iii) the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Transaction Documents, and (iv) any documents, where relevant, have been or will be properly executed, timely filed, and legally enforceable. We have also assumed that any representations made in the Merger Agreement or the Plan of Domestication “to the knowledge of” or based upon the belief of Sono Netherlands or Sono Luxembourg, or otherwise similarly qualified, are true, correct, and complete and will remain true, correct and complete at all times up to and including the Redomiciliation Effective Time, in each case without such qualification.

In rendering our opinion, the analysis herein is based on our interpretation of (i) the Internal Revenue Code of 1986, as amended (the “Code”) as in effect on the date hereof, (ii) the applicable Treasury Regulations promulgated under the Code (the “Treasury Regulations”) as in effect the date hereof, (iii) current administrative interpretations the of the Code and the Treasury Regulations, (iv) existing judicial decisions, all of which are subject to change or modification at any time and (v) such other authorities as we deemed relevant. The Code and Treasury Regulations, and interpretations thereof, are subject to change, which could adversely affect the analysis. Should there be any change, including any change having retroactive effect, in the Code, the Regulations, and administrative guidance issued thereunder, or in the prevailing judicial interpretation of the foregoing, the conclusions expressed herein would necessarily have to be reevaluated in light of such change.

Based upon and subject to the foregoing, we are of the opinion that the Redomiciliation Transaction as contemplated by the Plan of Domestication, as set forth under the heading “U.S. Federal Income Tax Considerations,” and subject to the limitations and qualifications therein, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

We express no opinion on the potential United States federal income tax consequences of the Redomiciliation Transaction not specifically addressed herein.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all facts, information, statements and representations referred to, set forth or assumed herein, in the Merger Agreement, the Plan of Domestication, the Registration Statement, and other documentation provided. Any material change in the law, authorities, or such facts, information, statements or representations could affect the conclusions stated herein. This opinion is expressed as of the date hereof and is prospective, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in (i) applicable law or (ii) factual matters arising subsequent to the date hereof that would cause any statement, representation or assumption herein to no longer be true or correct. The conclusions are not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service would not take contrary positions to these conclusions and would not be successful in sustaining such contrary positions.

Except as set forth above, we express no opinion as to the tax consequences, whether U.S. federal, state, local or foreign, of the Redomiciliation Transaction or any other transaction, including any other transaction undertaken in connection with the Redomiciliation Transaction or contemplated by the terms of the Merger Agreement or the Plan of Domestication.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name and the discussion of our opinion under the caption “U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)